Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 10, 2004 – Arden Group, Inc. today released its sales and income figures for the first quarters ended April 3, 2004 and March 29, 2003, respectively.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

Post Office Box 512256, Los Angeles, California 90051-0256    (310) 638-2842

2020 South Central Avenue, Compton, California 90220    FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FIRST QUARTER REPORT

		(Unaudited)
		Thirteen Weeks Ended
(In Thousands, Except Share and Per Share Data)		April 3, 2004	March 29, 2003

Sales	(a)	$148,378	$100,364

Operating income	(b)	14,124	4,422
Interest and dividend income (expense), net		314	275

Income before income taxes		14,438	4,697
Income tax provision		5,883	1,912

Net income		$8,555	$2,785

Net income per common share:
Basic		$2.53	$.83

Diluted		$2.53	$.82

Weighted average common shares outstanding:
Basic		3,381,252	3,375,653

Diluted		3,382,382	3,379,300

(a)                                  Sales increased 47.8% in the first quarter of 2004 compared to the same period of the prior year.  A labor dispute between the United Food and Commercial Workers Union (“UFCW”) and other supermarkets in the Company’s trade area contributed to the majority of the sales increase.  The labor dispute was settled on February 29, 2004.  Employees of the Company’s Gelson’s subsidiary who are members of the UFCW ratified a new labor contract on terms similar to those reached by the other supermarkets in March 2004.

(b)                                 During the first quarter of 2004, operating income increased 219.4% over the first quarter of 2003.  The Company achieved significant economies of scale on incremental sales during the labor dispute.  These savings were partially offset by approximately $2,200 in bonus payments made to the Company’s UFCW employees.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950